Exhibit 10.hh
First Amendment to Employment Agreement
     This First Amendment to Employment Agreement is made effective on the 31st day of July, 2006, between Coeur d’Alene Mines Corporation (“Company”), and Harry F. Cougher (“Employee”).
     Whereas, the parties executed an Employment Agreement dated July 1, 2005 (the “Employment Agreement”), and
     Whereas, the Employment Agreement initial term was defined as July 1, 2005 through June 30, 2007, and
     Whereas, the Employment Agreement additionally sets forth a provision for a potential one year extension during the month of June, 2006 such that the term would once again be for a two year period, and
     Whereas, the parties desire to further extend the term of the Employment Agreement as contemplated by the Employment Agreement and as set forth below;
NOW THEREFORE, in consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:
1. Term of Employment. The Employment Agreement shall be amended in Section 2 to read that the term of employment shall be extended to the 30th day of June, 2008, unless sooner terminated as provided in the Employment Agreement. It is further agreed that the Employment Agreement may be further considered for an additional one year extension during the month of June, 2007, to the end that the parties may be once again bound to a two year duration of the Agreement. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 of the Employment Agreement, notwithstanding anything to the contrary in this First Amendment to Employment Agreement.
IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the day and year first written above.

Coeur d’ Alene Mines Corporation

By

Dennis Wheeler, President and CEO

Employee